EXHIBIT 99.1

OPTION EXERCISE AND TRANSACTION SUPPORT AGREEMENT

This Option Exercise and Transaction Support Agreement (this “Agreement”) is made and entered into as of November 4, 2007, by and among URS Corporation, a Delaware corporation (“Parent”), Washington Group International, Inc., a Delaware corporation (the “Company”), and the undersigned holder of options to purchase shares of common stock of the Company (the “Holder”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. Pursuant to an Agreement and Plan of Merger, dated as of May 27, 2007 (the “Original Merger Agreement”), as amended as of November 4, 2007 (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and among Parent, Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”) and the Company, Merger Sub agreed to merge with and into the Company (the “First Merger”), with the Company surviving such First Merger, to be immediately followed by the merger of the Company with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Transaction”), with Second Merger Sub surviving such subsequent Second Merger as a wholly owned subsidiary of Parent.

B. Concurrently with the execution and delivery of the Amendment and as a condition and inducement to Parent, Merger Sub and Second Merger Sub to enter into the Amendment, Parent has required that the Holder enter into this Agreement. The Holder is the record and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of options (the “Options”) to purchase 3,224,100 shares of Company Common Stock.

AGREEMENT

The parties hereby agree as follows:

1. Agreement to Make Necessary Regulatory Filings. As promptly as practicable following the execution of this Agreement, the Holder and the Company shall make the filings required under the HSR Act in order to allow the Holder to exercise the Options and acquire shares of Company Common Stock pursuant to the terms of this Agreement. In its filing under the HSR Act, the Holder will request early termination of the waiting period. Parent acknowledges that the Company will pay the Holder’s filing fee under the HSR Act and the legal fees of outside counsel in preparing such HSR Act filings and Parent agrees that the payment of such fees by the Company shall be deemed to not violate any of the provisions of the Merger Agreement. The parties to this agreement acknowledge that the Holder’s obligations under Sections 2, 3 and 4 of this Agreement are subject to expiration or termination of the applicable waiting period under the HSR Act.

2. Agreement to Exercise the Options. If a new record date for the Company Stockholder Meeting is established pursuant to Section 3 of the Amendment, the Holder agrees to exercise all of the Options no later than the date that is one business day prior to such new record date (the “Record Date”) established with respect to the Company Stockholder Meeting. Such exercise shall be made in cash (and not on a “net exercise” or comparable basis), such that following such exercise the Holder shall have, as of the Record Date, record and beneficial ownership of 3,224,100 shares of Company Common Stock (the “Shares”). The Holder shall effect such exercise in such fashion (and the Company shall facilitate such exercise as reasonably required) so as to ensure that the Holder is vested with full voting rights with respect to the Shares at and for the Company Stockholder Meeting.

3. Agreement to Retain the Options and the Shares and Any New Shares.

(a) Transfer. During the period beginning on the date hereof and ending on the earliest to occur of (A) the Effective Time, (B) the Expiration Date (as defined below) and (C) the day after the Record Date, the Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) any of the Options (except upon the exercise of the Options in accordance with this Agreement) or the Shares or any New Shares (as defined below). During the period beginning on the date hereof and ending on the earlier to occur of (A) the Effective Time and (B) the Expiration Date (as defined below), (i) the Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of the Holder’s Shares or any New Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or New Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (i), and (ii) the Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling the Holder from performing the Holder’s obligations under this Agreement. As used herein, the term “Expiration Date” shall mean the date of termination of the Merger Agreement in accordance with the terms and provisions thereof.

(b) New Shares. The Holder agrees that any shares of Company Common Stock that the Holder purchases or with respect to which the Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

(c) Stop Transfer. During the period described in the first sentence of Section 3(a), the Company will not register or otherwise recognize the transfer (book entry or otherwise) of any of the Options or the Shares or any New Shares or any certificate or uncertificated interest representing any of such securities that would violate the provisions of this Agreement (including any written waiver by Parent of any of the terms of this Agreement).

(d) Cash Election. Parent and the Company agree to facilitate the Holder making an election to receive cash to the extent permitted by the Merger Agreement.

4. Agreement to Vote the Shares.

(a) From and after the exercise of the Options in accordance with this Agreement and until the earlier to occur of (A) the Effective Time, (B) the Expiration Date and (C) the termination of the Merger Agreement in accordance with the terms thereof , at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall (unless the Holder grants a proxy pursuant to Section 4(c) below) appear at such meeting (in person or by proxy) and shall vote or consent the Shares and any New Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby (as the Merger Agreement may be modified or amended so long as the Merger Consideration is not reduced), and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind the Holder as a holder of securities of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 4(a), the Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, the Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) The Holder further agrees that, until the termination of this Agreement, the Holder will not, and will not permit any entity under the Holder’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (ii) initiate a stockholders’ vote with respect to an Opposing Proposal or (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 4(a) above.

(c) If requested by Parent, subject to the provisions set forth in Section 7 hereof and as security for the Holder’s obligations under Section 4(a), the Holder shall, at any time after (i) the exercise of the Options pursuant to Section 2 and (ii) any purchase or other acquisition of record or beneficial ownership of any New Shares after the date of this Agreement and prior to the earlier to occur of (A) the Effective Time and (B) the Expiration Date, irrevocably constitute and appoint Parent and its designees as his attorney and proxy in accordance with the DGCL with respect to the Shares, in each case, with full power of substitution and resubstitution, to cause the Shares and any New Shares to be counted as present at the Company Stockholder Meeting, to vote the Shares and any New Shares at the Company Stockholder Meeting, however called, and to execute consents in respect of the Shares and any New Shares as and to the extent provided in Section 4(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 7 HEREOF, ANY PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 4(C) WILL BE IRREVOCABLE (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 212 OF THE DGCL) AND COUPLED WITH AN INTEREST AND WILL UNDER NO CIRCUMSTANCES BE REVOKED PRIOR TO THE TERMINATION OF THIS AGREEMENT. Upon the execution of this Agreement, the Holder agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares or the New Shares on the matters referred to in Section 4(a) until the earlier to occur of (A) the Effective Time and (B) the Expiration Date. The Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and the Holder’s agreement to grant a proxy as provided for in this Section 4(c). The Holder hereby affirms that any proxy granted pursuant to this Section 4(c) will be given in connection with the execution of the Merger Agreement, and that such proxy would be given to secure the performance of the duties of the Holder under this Agreement. If for any reason any proxy granted hereby is not irrevocable, the Holder agrees to vote the Shares and any New Shares in accordance with Section 4(a). Parent agrees that to the extent it utilizes a proxy granted under this Section 4(c), that it will use such proxy to vote the Shares and any New Shares in accordance with Section 4(a).

5. Representations, Warranties and Covenants of the Holder. The Holder hereby represents, warrants and covenants to Parent that the Holder (a) is the record and beneficial owner of the Options, which, at the date of this Agreement and at all times up until the exercise of such Options in accordance with the terms of this Agreement, will be free and clear of any liens, claims, options, charges or other encumbrances (collectively, the “Encumbrances”), (b) upon the exercise of the Options, will be the record and beneficial owner of the Shares (constituting 3,224,100 shares of Company Common Stock), which, at all times from and after such exercise up until the earlier to occur of (i) the Effective Time and (ii) the Expiration Date, will be free and clear of any such Encumbrances and (c) does not own of record or beneficially any shares of, or any securities or other rights convertible or exercisable into shares of, any capital stock of the Company other than the Options. Upon the exercise of the Options in accordance with this Agreement, the Holder will have the sole right to vote, the sole power of disposition, the sole power to issue instructions with respect to the matters set forth in Section 4, the sole power to demand appraisal rights and the sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder’s obligations under this Agreement (including under any proxy granted pursuant to Section 4(c)). This Agreement (including any proxy granted pursuant to Section 4(c)) has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

6. Additional Documents. The Holder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement.

7. Termination. This Agreement and any proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (a) the Expiration Date, (b) the termination of the Merger Agreement in accordance with the terms thereof, (c) the date following the date of the Company Stockholder Meeting, including any adjournment or postponement thereof and (d) the Effective Time.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Holder makes no agreement or understanding herein in any capacity other than in the Holder’s capacity as a record holder and beneficial owner of the Options, the Shares (upon exercise of the Options) and, if acquired, any New Shares, (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by the Holder acting in his capacity as a director or fiduciary of the Company, and (c) the Holder shall have no liability to Parent, Merger Sub, Second Merger Sub or any of their respective affiliates under this Agreement as a result of any action or inaction by the Holder acting in his capacity as a director or fiduciary of the Company.

9. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent, Merger Sub and Second Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

(h) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(H).

(i) Waiver of Appraisal Rights. The Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Holder may at any time have.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed on the date first above written.

URS CORPORATION

By:	/S/ H. THOMAS HICKS
Name:	H. Thomas Hicks
Title:	Vice President and Chief Financial Officer

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/S/ STEPHEN G. HANKS
Name:	Stephen G. Hanks
Title:	President and Chief Executive Officer

“HOLDER”

By:	/S/ DENNIS R. WASHINGTON
Dennis R. Washington